EXHIBIT 2.1

SEPARATION AND DISTRIBUTION AGREEMENT

by and between

POTLATCH CORPORATION

and

CLEARWATER PAPER CORPORATION

Dated as of [—], 2008

i

ii

iii

SEPARATION AND DISTRIBUTION AGREEMENT

THIS SEPARATION AND DISTRIBUTION AGREEMENT (this “Agreement”) is made as of [—], 2008, by and between Potlatch Corporation, a Delaware corporation (“Potlatch”), and Clearwater Paper Corporation, a Delaware corporation (formerly named Potlatch Forest Products Corporation) (“Clearwater”) (each a “Party” and together, the “Parties”). Capitalized terms used in this Agreement are defined or otherwise referenced in Section 1.1.

RECITALS

WHEREAS, in order to elect to be taxed as a real estate investment trust effective January 1, 2006, the predecessor corporation to Potlatch contributed manufacturing assets, certain real property, and other assets to Clearwater on December 30, 2005 (the “REIT Conversion Contribution”), and, as a result of the REIT Conversion Contribution, Clearwater holds assets and liabilities that comprise the Retained Business (as defined below) and the Pulp-Based Business (as defined below);

WHEREAS, in connection with the REIT Conversion Contribution, Clearwater assumed, and agreed to duly and punctually make all payments of principal (and premium, if any) and interest on, approximately $335 million of Potlatch’s predecessor’s indebtedness to third parties (the “Drop-Down Indebtedness”), and also assumed certain other contractual and contingent liabilities of Potlatch’s predecessor (such assumptions, collectively, the “REIT Conversion Assumption”);

WHEREAS, Potlatch desires to separate the Retained Business from the Pulp-Based Business (the “Separation”), such that, after the Separation, Potlatch will indirectly own and conduct the Retained Business and Clearwater will directly own and conduct the Pulp-Based Business;

WHEREAS, following the Separation, the Board of Directors of Potlatch has determined that it is appropriate, desirable and in the best interests of Potlatch and its stockholders to distribute on a pro rata basis to the holders of Potlatch’s common stock, par value $1.00 per share (“Potlatch Common Stock”), without any consideration being paid by the holders of such Potlatch Common Stock, all of the outstanding shares of Clearwater common stock, par value $0.001 per share (“Clearwater Common Stock”), then owned by Potlatch (the “Distribution”);

WHEREAS, for federal income tax purposes, the Separation is intended to qualify for tax-free treatment under Section 368(a)(1)(D) and Section 355 of the Internal Revenue Code of 1986, as amended (the “Code”) and the Distribution is intended to qualify for tax-free treatment under Section 355 of the Code; and

WHEREAS, it is appropriate and desirable to set forth the principal transactions required to effect the Separation and the Distribution and certain other agreements that will govern the relationship of the Potlatch Group and the Clearwater Group following the Distribution.

NOW, THEREFORE, in consideration of the mutual promises contained herein, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth in this Section 1.1.

“Action” means any action, claim, demand, suit, arbitration, inquiry, subpoena, discovery request, proceeding or investigation by or before any Governmental Entity or any arbitration tribunal, domestic or foreign.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such Person. For the purpose of this definition, the term “control” means the power to direct the management of an entity, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the term “controlled” has the meaning correlative to the foregoing. After the Distribution, Potlatch and Clearwater shall not be deemed to be under common control for purposes hereof due solely to the fact that Potlatch and Clearwater may have common stockholders.

“Agent” means Mellon Investor Services LLC, the distribution agent appointed by Potlatch to distribute shares of Clearwater Common Stock pursuant to the Distribution.

“Agreement” has the meaning set forth in the first paragraph hereof.

“Ancillary Agreements” means all of the written Contracts (other than this Agreement) entered into in connection with the transactions contemplated hereby, including the Conveyance Instruments, the Employee Matters Agreement, the Greenhouse Agreement, the Marketing Agreement, the Lease and Option Agreement, the Retained Obligation Agreement, the Supply Agreements, the Tax Sharing Agreement and the Transition Services Agreement.

“Assets” means assets, properties, claims and rights (including goodwill), wherever located, of every kind, character and description, whether real, personal or mixed, tangible or intangible, in each case whether or not recorded or reflected or required to be recorded or reflected on the records or financial statements of any Person, including the following:

(i) real property, and all buildings, fixtures and other improvements located thereon, and interests therein and rights and interests appurtenant thereto;

(ii) personal property and interests therein, whether owned, leased, licensed, subleased or sublicensed, including machinery, equipment, tools, tooling, furniture, office equipment, communications equipment, computers, servers, workstations, data communications lines, and other information technology equipment, vehicles, containers, storage tanks, spare and replacement parts, fuel and other tangible property;

(iii) raw materials, work-in-process, finished goods, supplies and other inventories;

(iv) rights under Contracts;

(v) the capital stock, membership interests, partnership interests or other equity interests in any Person;

(vi) prepaid expenses, including ad valorem taxes, leases and rentals;

(vii) accounts, notes and other receivables;

(viii) rights, claims, credits, causes of Action or rights of set-off against third parties;

(ix) Intellectual Property Rights;

(x) licenses, permits or other governmental authorizations issued by any Governmental Entity;

(xi) books, records, files and papers, whether in hard copy or computer format, or business processes, whether recorded or not, including facility blueprints and plant layouts, process sheets, preventive maintenance schedules, environmental information, sales and promotional literature, engineering information, manuals and data, sales and purchase correspondence, lists of present and former suppliers, lists of present and former customers, legal files and papers, personnel and employment records, and other financial, accounting and operational data, records and information;

(xii) cash and cash equivalents on hand and in banks; and

(xiii) refunds with respect to Taxes, whether recorded or not.

“Assume” means accept, assume, perform, discharge and fulfill in accordance with the terms of the item assumed; and the terms “Assumed” and “Assumption” shall have their correlative meanings.

“Bonds” has the meaning set forth in Section 6.8(a).

“Clearwater” has the meaning set forth in the first paragraph of this Agreement.

“Clearwater Common Stock” has the meaning set forth in the recitals.

“Clearwater Group” means Clearwater, its Subsidiaries and Affiliates (other than RetainCo), and any Subsidiaries or Affiliates of Clearwater formed or acquired after the Distribution Date.

“Clearwater Indemnified Parties” has the meaning set forth in Section 10.3.

“Code” has the meaning set forth in the recitals.

“Consents” means any consents, waivers or approvals from any Person, other than a Governmental Entity.

“Contract” means any agreement, license, contract, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment or undertaking (whether written or oral and whether express or implied).

“Conveyance Instruments” has the meaning set forth in Section 4.1.

“Credit Facility” means a $125 million secured bank credit facility to be entered into by Clearwater.

“Credit Sensitive Debentures” means the 9-1/8% Credit Sensitive Debentures due 2009 issued by Potlatch on December 4, 1989, under that certain Indenture dated as of April 1, 1986 between Potlatch and Bankers Trust of California, National Association.

“Distribution” has the meaning set forth in the recitals.

“Distribution Date” means the date determined by the Board of Directors of Potlatch as the date on which the Clearwater Common Stock is payable to holders of Potlatch Common Stock as of the Record Date.

“Distribution Ratio” means, for each holder of record of Potlatch Common Stock as of the close of business on the Record Date, one share of Clearwater Common Stock for every 2.5 shares of Potlatch Common Stock outstanding and held of record by such holder at such time.

“Drop-Down Indebtedness” has the meaning set forth in the recitals and includes the Liabilities, if any, specifically described in, or listed or described in the schedules attached to, and referred to as “Drop-Down Indebtedness” in, the Conveyance Instruments.

“Employee Matters Agreement” means the Employee Matters Agreement, dated the date hereof, between Potlatch and Clearwater.

“Escalation Notice” has the meaning set forth in Section 11.1(a).

“Exchange Act” has the meaning set forth in Section 6.5(a).

“Exempt Facilities” has the meaning set forth in Section 6.8(a).

“Expenses” means any and all reasonable expenses incurred in connection with investigating, defending or asserting any Action incident to any matter indemnified against hereunder (including court filing fees, court costs, arbitration fees or costs, witness fees, and reasonable fees and disbursements of legal counsel, investigators, expert witnesses, consultants, accountants and other professionals).

“Facilities” means each of the following mills and facilities:

(a) (i) sawmill, (ii) pulp and paperboard mill and (iii) tissue mill and tissue converting facility at Lewiston, Idaho;

(b) pulp and paperboard mill at Cypress Bend, Arkansas;

(c) tissue mill and converting facility in North Las Vegas, Nevada; and

(d) tissue converting facility in Elwood, Illinois.

“Governmental Approvals” means any notices or reports to be submitted to, or other filings to be made with, or any consents, registrations, approvals, permits or authorizations to be obtained from, any Governmental Entity.

“Governmental Entity” means any nation or government, any state, municipality or other political subdivision thereof and any entity, body, agency, commission, department, board, bureau or court, whether domestic, foreign or multinational, exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government; and any official thereof.

“Greenhouse Agreement” means the Greenhouse Services Agreement, dated the date hereof, between Holdings and Clearwater.

“Groups” means the Potlatch Group or the Clearwater Group, as applicable.

“Holdings” means Potlatch Forest Holdings, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Potlatch.

“Indemnified Party” has the meaning set forth in Section 10.5(a).

“Indemnifying Party” has the meaning set forth in Section 10.5(a).

“Indemnity Payment” has the meaning set forth in Section 10.5(a).

“Information” has the meaning set forth in Section 12.1(a).

“Information Statement” has the meaning set forth in Section 6.5(a).

“Insurance Charges” has the meaning set forth in Section 8.6(c).

“Intellectual Property Rights” means all (i) inventions, whether or not patentable; (ii) patents and patent applications; (iii) trademarks, service marks, trade dress, logos, Internet domain names and trade names, whether or not registered, and all goodwill associated therewith; (iv) rights of publicity and other rights to use the names and likeness of individuals; (v) copyrights and related rights, whether or not registered; (vi) computer software, data, databases, files, and documentation and other materials related thereto; (vii) trade secrets, know-how and confidential, technical and business information, including product design and proprietary technology, processes and formulae; (viii) all rights to sue or recover and retain damages and costs and attorneys’ fees for past, present and future infringement or misappropriation of any of the foregoing; and (ix) any other similar type of proprietary intellectual property right.

“Intercompany Agreements” means any Contract between Potlatch or one of its Subsidiaries and Clearwater or one of its Subsidiaries entered into prior to the Distribution, excluding this Agreement and the Ancillary Agreements.

“Intercreditor Agreement” means the Intercreditor Agreement among Potlatch, Clearwater and the senior lenders under the Credit Facility.

“IRS” means the Internal Revenue Service and any successor agency.

“Knowing Violation of Law” means (i) in any context other than a criminal action, an intentional act or omission by a Person who is aware that the conduct is in violation of Law, and (ii) in the context of a criminal action, an intentional act or omission by a Person that violates a criminal Law unless that Person had no reasonable cause to believe that the conduct was a violation of criminal Law.

“Law” means any United States or non-United States federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, order, consent decree, requirement or rule of law (including common law and in equity).

“Lease and Option Agreement” means the Lease and Option Agreement, dated the date hereof, between Holdings and Clearwater.

“Liability” means any and all debts, liabilities and obligations, absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, including all costs and expenses relating thereto, and including those debts, liabilities and obligations arising under any Law, Action or threatened Action, or any award of any arbitrator of any kind, and those arising under any Contract.

“Losses” means any and all losses, costs, Liabilities, settlement payments, awards, judgments, fines, penalties, damages, fees, expenses, deficiencies, claims or other charges, absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown (including, without limitation, the costs and expenses of any and all Actions, threatened Actions, demands, assessments, judgments, settlements and compromises relating thereto and attorneys’ fees and any and all expenses whatsoever reasonably incurred in investigating, preparing or defending against any such Actions or threatened Actions).

“Marketing Agreement” means the Lumber Sales and Marketing Agreement, dated the date hereof, between RetainCo and Clearwater.

“NYSE” means the New York Stock Exchange, Inc.

“Party” has the meaning set forth in the first paragraph of this Agreement.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization or Governmental Entity.

“Potlatch” has the meaning set forth in the first paragraph on this Agreement.

“Potlatch Administered Claims” has the meaning set forth in Section 8.6(a).

“Potlatch Common Stock” has the meaning set forth in the recitals.

“Potlatch Group” means Potlatch, its Subsidiaries and Affiliates (including RetainCo and those Subsidiaries and Affiliates formed or acquired after the date hereof), other than members of the Clearwater Group.

“Potlatch Indemnified Parties” has the meaning set forth in Section 10.2.

“Potlatch Name” means the business name, brand name, trade name, trademark, service mark and domain name “Potlatch,” any business name, brand name, trade name, trademark, service mark or domain name that includes the word “Potlatch,” and any and all other derivatives thereof and the Potlatch logo.

“Potlatch Policies” has the meaning set forth in Section 8.2.

“Prime Rate” means the rate that Bank of America (or any successor thereto or other major money center commercial bank agreed to by the Parties) announces from time to time as its prime lending rate, as in effect from time to time.

“Privilege” has the meaning set forth in Section 12.8(a).

“Privileged Information” has the meaning set forth in Section 12.8(a).

“Pulp-Based Business” means Clearwater’s consumer tissue products business, Clearwater’s pulp and paperboard business and the portion of Clearwater’s wood products business operated at Clearwater’s lumber mill in Lewiston, Idaho, which such businesses are generally comprised of Clearwater’s ownership and operation of the Facilities and the sale of products manufactured at the Facilities.

“Pulp-Based Business Assets” means the Assets primarily used in or held for use in the Pulp-Based Business (excluding, for the avoidance of doubt, the Clearwater Common Stock), including the Pulp-Based Business Assets specifically described in, or listed or described in the schedules attached to, the Conveyance Instruments.

“Pulp-Based Business Liabilities” means (a) the Liabilities primarily arising from or primarily related to the Pulp-Based Business and the Pulp-Based Business Assets, other than any such Liabilities that are Specified Potlatch Liabilities, (b) the Liabilities, if any, specifically described in, or listed or described in the schedules attached to, and referred to as “Pulp-Based Business Liabilities” in, the Conveyance Instruments and (c) the Retained Obligation.

“Record Date” means the date determined by the Board of Directors of Potlatch as the record date for the Distribution.

“Registration Statement” has the meaning set forth in Section 6.5(a).

“REIT Conversion Assumption” has the meaning set forth in the recitals.

“REIT Conversion Contribution” has the meaning set forth in the recitals.

“Related Person” means, with respect to a Party, any Person who at any time prior to the Distribution Date was a director, officer, agent or employee of such Party (in each case, in their respective capacities as such), together with such Person’s heirs, executors, administrators, successors and assigns.

“RetainCo” means Potlatch Land & Lumber, LLC, a Delaware limited liability company.

“Retained Business” means all of the current businesses and operations of Potlatch and its Affiliates other than the Pulp-Based Business, and includes (i) the real estate business, which acquires and sells timberland and other real property, sells conservation easements and undertakes certain land development activities, (ii) the harvest and log sale business, which harvests standing timber and purchases and sells logs, and (iii) the wood products business, which is generally comprised of Clearwater’s ownership and operation of the Wood Products Mills and the sale of wood products manufactured at the Wood Products Mills (for the avoidance of doubt, the Retained Business does not include the portion of Clearwater’s wood products business operated at Clearwater’s lumber mill in Lewiston, Idaho).

“Retained Business Assets” means all Assets of Clearwater other than the Pulp-Based Business Assets, including the Retained Business Assets specifically described in, or listed or described in the schedules attached to, the Conveyance Instruments.

“Retained Business Liabilities” means (a) all Liabilities of Clearwater (including the Drop-Down Indebtedness) other than the Pulp-Based Business Liabilities, and (b) the Liabilities, if any, specifically described in, or listed or described in the schedules attached to, and referred to as “Retained Business Liabilities” in, the Conveyance Instruments.

“Retained Obligation” means the Liability of Clearwater under the documents governing the REIT Conversion Assumption for payment of principal and interest on the Credit Sensitive Debentures (as set forth in the Retained Obligation Agreement).

“Retained Obligation Agreement” means the Retained Obligation Agreement, dated the date hereof, between Potlatch and Clearwater.

“SEC” means the U.S. Securities and Exchange Commission.

“Separation” has the meaning set forth in the recitals.

“Shared Contract” means a Contract with a third Person that directly benefits both the Potlatch Group and the Clearwater Group, as the same may be more specifically described in, or listed or described in schedules attached to, the Conveyance Instruments.

“Specified Potlatch Liabilities” means the Liabilities, if any, specifically described in, or listed or described in the schedules attached to, and referred to as “Specified Potlatch Liabilities” in, the Conveyance Instruments.

“Subscriber Agreement” means the Amended Subscriber Agreement among Potlatch and the other parties thereto (including Clearwater after the Distribution Date), as the same may be amended from time to time, relating to the domestic reciprocal workers compensation insurer known as the Idaho Workers Compensation Exchange.

“Subsidiary” means, when used with reference to any Person, any corporation, limited liability company, partnership or other organization of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person; provided, however, that no Person that is not directly or indirectly wholly owned by any other Person shall be a Subsidiary of such other Person unless such other Person controls, or has the right, power or ability to control, that Person. After the Distribution, Potlatch and Clearwater shall not be deemed to be under common control for purposes hereof due solely to the fact that Potlatch and Clearwater may have common stockholders.

“Supply Agreements” means the Hog Fuel Supply Agreement, the Lewiston Shavings Sales Agreement, the Log Supply Agreement, and the St. Maries Residuals Sales Agreement, each dated the date hereof, between RetainCo and Clearwater.

“Tax” shall have the meaning set forth in the Tax Sharing Agreement.

“Tax Sharing Agreement” means the Tax Sharing Agreement, dated the date hereof, among Potlatch, Holdings, RetainCo and Clearwater.

“Third Party Claim” has the meaning set forth in Section 10.6(a).

“Transfer” means transfer, contribute, assign, distribute, and convey, or cause to be transferred, contributed, assigned, distributed, and conveyed.

“Transition Services Agreement” means the Transition Services Agreement, dated the date hereof, between RetainCo and Clearwater.

“Wood Products Mills” means each of the following mills and facilities:

(a) sawmill in Prescott, Arkansas (which was permanently closed in May 2008);

(b) sawmill in Warren, Arkansas;

(c) (i) sawmill, (ii) dry kilns and (iii) plywood mill in St. Maries, Idaho;

(d) sawmill in Bemidji, Minnesota;

(e) sawmill in Gwinn, Michigan; and

(f) particleboard mill in Post Falls, Idaho.

Section 1.2 Interpretation.

(a) In this Agreement, unless the context clearly indicates otherwise:

(i) words used in the singular include the plural and words used in the plural include the singular;

(ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement;

(iii) reference to any gender includes the other gender;

(iv) the word “including” means “including, but not limited to”;

(v) reference to any Article or Section means such Article or Section of this Agreement, as the case may be, and references in any section or definition to any clause means such clause of such section or definition;

(vi) the words “herein,” “hereunder,” “hereof,” “hereto” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular section or other provision hereof;

(vii) reference to any Contract means such Contract as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement;

(viii) reference to any Law means such Law as amended, modified, codified or reenacted, in whole or in part, and in effect at the time of determining compliance or applicability;

(ix) accounting terms used herein shall have the meanings historically ascribed to them by Potlatch and its Subsidiaries based upon Potlatch’s internal financial policies and procedures in effect prior to the date of this Agreement;

(x) the titles to Articles and headings of Sections contained in this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of or to affect the meaning or interpretation of this Agreement;

(xi) any portion of this Agreement obligating a Party to take any action or refrain from taking any action, as the case may be, shall mean that such Party shall also be obligated to cause its relevant Subsidiaries to take such action or refrain from taking such action, as the case may be; and

(xii) unless otherwise specified in this Agreement, all references to dollar amounts herein shall be in respect of lawful currency of the United States.

(b) This Agreement was negotiated by the Parties, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against either Party shall not apply to any construction or interpretation hereof.

ARTICLE II

THE SEPARATION

Section 2.1 General. Subject to the terms and conditions of this Agreement, the Parties shall use, and shall cause members of their respective Groups to use, their respective commercially reasonable efforts to consummate the transactions contemplated hereby, a portion of which have already been implemented prior to the date hereof. It is the intent of the Parties that Potlatch and Clearwater and the members of their respective Groups, shall take such actions, to the extent necessary, such that prior to the Distribution: (i) the Retained Business Assets will be owned or held by members of the Potlatch Group, the Retained Business will be conducted by members of the Potlatch Group and all of the Retained Business Liabilities will be Assumed directly or indirectly by (or retained by) a member of the Potlatch Group and (ii) the Pulp-Based Business Assets will be owned or held by members of the Clearwater Group, the Pulp-Based Business will be conducted by members of the Clearwater Group and all of the Pulp-Based Business Liabilities will be Assumed directly or indirectly by (or retained by) members of the Clearwater Group.

Section 2.2 Transfer of Assets.

(a) Prior to the Distribution and to the extent not already completed or owned by RetainCo, pursuant to the Conveyance Instruments, Clearwater shall Transfer to RetainCo, all of Clearwater’s right, title and interest in and to the Retained Business Assets.

(b) Prior to the Distribution and to the extent not already completed or owned by Clearwater as a result of the REIT Conversion Contribution or otherwise, pursuant to the Conveyance Instruments, Potlatch shall Transfer to Clearwater all of Potlatch’s (or any member of the Potlatch Group’s) right, title and interest in and to the Pulp-Based Business Assets.

(c) The Parties shall cooperate and use their commercially reasonable efforts to obtain any required Consents or Governmental Approvals, and provide any required notices, to Transfer any Assets as contemplated by this Agreement.

Section 2.3 Assumption of Liabilities; Retention of Specified Liabilities. Except as otherwise specifically set forth in any Ancillary Agreement,

(a) (i) Clearwater shall, to the extent not already Assumed in connection with the REIT Conversion Assumption, Assume, pursuant to the Conveyance Instruments (or, as applicable, retain), the Pulp-Based Business Liabilities and (ii) RetainCo shall Assume, pursuant to the Conveyance Instruments, the Retained Business Liabilities; and

(b) the applicable member of the Potlatch Group shall retain the Specified Potlatch Liabilities (it being understood and agreed that, pursuant to Section 10.2(c), the Clearwater Group will indemnify the Potlatch Group with respect to the Specified Potlatch Liabilities);

in each case of subsection (a) and (b) above, regardless of (w) when or where the same arose or arise, (x) whether the facts upon which they are based occurred prior to or on the Distribution, (y) where or against whom the same are asserted or determined or (z) whether arising from or alleged to arise from negligence, gross negligence, recklessness, violation of Law, willful misconduct, bad faith, fraud or misrepresentation by any member of the Potlatch Group or the Clearwater Group, as the case may be, or any of their respective Related Persons.

Section 2.4 Separation and Distribution Transactions. In order to effectuate the Transfers and Assumptions pursuant to Section 2.2 and Section 2.3, each Party agrees to take, or cause members of its respective Group to take, prior to the Distribution and subject to the terms of this Agreement, all actions necessary to effectuate the Separation and Distribution, including the following actions (some of which have already been taken prior to the date hereof):

(a) Clearwater shall form RetainCo as a first-tier Subsidiary.

(b) Clearwater shall enter into the Credit Facility and Potlatch and Clearwater shall enter into the Intercreditor Agreement.

(c) Clearwater will file (and Potlatch will consent to and approve the filing of) an amendment to Clearwater’s certificate of incorporation to increase the number of authorized shares of Clearwater Common Stock and to effect a stock dividend such that Holdings will hold at least that number of shares of Clearwater Common Stock as are to be distributed in the Distribution.

(d) Holdings shall transfer to Potlatch all of Holdings’ right, title and interest in and to the capital stock of Clearwater.

(e) Clearwater and the applicable member of the Potlatch Group shall enter into each of the Ancillary Agreements.

(f) Clearwater shall effect the Transfer to RetainCo of the Retained Assets, and Clearwater shall effect the Assumption of Pulp-Based Business Liabilities, set forth in Section 2.2(a) and Section 2.3(a)(i), respectively.

(g) Potlatch shall effect the Transfer to Clearwater of the Pulp-Based Business Assets (to the extent not already owned by Clearwater), and RetainCo shall effect the Assumption of the Retained Business Liabilities, set forth in Section 2.2(b) and Section 2.3(a)(ii), respectively.

(h) Clearwater will draw $50 million on the Credit Facility and transfer (or cause to be transferred) such amount to RetainCo.

(i) Clearwater shall transfer to Potlatch all of Clearwater’s right, title and interest in and to the equity interests in RetainCo.

(j) Potlatch shall transfer to Holdings all of Potlatch’s right, title and interest in and to the equity interests in RetainCo.

Section 2.5 Existing Intercompany Agreements. Except as otherwise expressly provided in this Agreement or the Ancillary Agreements, and except for all receivables accrued in the ordinary course of business of the Potlatch Group and the Clearwater Group, as between the Potlatch Group and the Clearwater Group, all Intercompany Agreements in effect immediately prior to the Distribution shall be terminated, amended or assigned such that the Clearwater Group shall no longer be a party thereto from and after the Distribution.

Section 2.6 Shared Contracts Liability.

(a) With respect to Liabilities pursuant to, arising under or relating to any Shared Contract, such Liabilities shall be allocated between the Potlatch Group and the Clearwater Group as follows:

(i) first, if a Liability is incurred exclusively in respect of a benefit received by one Party, the Party receiving such benefit shall be responsible for such Liability; and

(ii) second, if a Liability cannot be so allocated under clause (i), such Liability shall be allocated between the Parties based on the relative proportions of total benefit received (over the term of the Shared Contract, measured as of the date of the allocation) under the relevant Shared Contract. Notwithstanding the foregoing, each Party shall be responsible for any and all Liabilities arising out of or resulting from its breach of the relevant Shared Contract.

(b) If any member of the Potlatch Group, on the one hand, or any member of the Clearwater Group, on the other hand, receives any benefit or payment under any Shared Contract that was intended for the other Group, the Group receiving such benefit or payment will use commercially reasonable efforts to deliver, transfer or otherwise afford such benefit or payment to the other Group.

Section 2.7 Employee Matters Agreement and Tax Sharing Agreement. This Agreement shall not apply to or affect any of the matters covered by the Tax Sharing Agreement or the Employee Matters Agreement, including with respect to the allocation and assumption of Liabilities, and the Tax Sharing Agreement or the Employee Matters Agreement shall control as to all matters set forth therein over any contrary terms set forth in this Agreement.

Section 2.8 Credit Sensitive Debentures. Potlatch and Clearwater are entering into the Retained Obligation Agreement so as to confirm and set forth, among other things, their rights and obligations with respect to the Credit Sensitive Debentures. This Agreement shall not apply to or affect any of the matters covered by the Retained Obligation Agreement, and the Retained Obligation Agreement shall control as to all matters set forth therein over any contrary terms set forth in this Agreement.

ARTICLE III

THE DISTRIBUTION

Section 3.1 Issuance and Delivery of Clearwater Common Stock. Clearwater shall issue to Holdings the number of shares of Clearwater Common Stock required so that the total number of shares of Clearwater Common Stock held by Potlatch after the subsequent distribution of shares of Clearwater Common Stock by Holdings to Potlatch and immediately prior to the Distribution is equal to the total number of shares of Clearwater Common Stock distributable pursuant to Section 3.2. Potlatch shall deliver to the Agent one or more stock certificates representing all shares of Clearwater Common Stock then issued and outstanding, together with one or more stock power(s) endorsed in blank and, with respect to any uncertificated shares to be distributed pursuant to Section 3.2, shall take such steps as are necessary to permit such shares to be distributed in the manner described in Section 3.2. In its capacity as Clearwater’s transfer agent, the Agent will distribute such shares in the manner described in Section 3.2.

Section 3.2 Distribution of Clearwater Common Stock. Potlatch shall instruct the Agent to (i) based on the Distribution Ratio, distribute the Clearwater Common Stock to each holder of record of Potlatch Common Stock at the close of business on the Record Date, and (ii) after completing the transactions described in Section 3.3, deliver to Clearwater as a contribution to Clearwater, all remaining shares of Clearwater Common Stock, if any, then held by the Agent. Any such returned shares of Clearwater Common Stock shall be immediately cancelled by Clearwater and shall not constitute treasury shares. Each distributed share of Clearwater Common Stock shall be validly issued, fully paid and nonassessable and free of preemptive rights. The shares of Clearwater Common Stock distributed shall be distributed as uncertificated shares registered in book-entry form through the direct registration system. Except as required by applicable Law, no certificates therefor shall be distributed. The Agent shall deliver an account statement to each holder of shares of Clearwater Common Stock reflecting such holder’s ownership interest in shares of Clearwater Common Stock.

Section 3.3 Treatment of Fractional Shares. No fractional shares of Clearwater Common Stock shall be issued in the Distribution. In lieu of receiving fractional shares, each holder of Potlatch Common Stock who would otherwise be entitled to receive a fractional share of Clearwater Common Stock pursuant to the Distribution will receive cash for such fractional share. Potlatch and Clearwater shall instruct the Agent to determine the number of whole shares of Clearwater Common Stock and fractional shares of Clearwater Common Stock allocable to each holder of record of Potlatch Common Stock as of the close of business on the Record Date, to aggregate all such fractional shares into whole shares and sell the whole shares obtained thereby in the open market at the then prevailing prices on behalf of holders who would otherwise be entitled to receive fractional share interests, and to distribute to each such holder such holder’s ratable share of the total proceeds of such sale after making appropriate deductions of any amounts required for U.S. federal tax withholding purposes and after deducting any taxes attributable to the sale of such fractional share interests.

Section 3.4 Potlatch Board Action. The Board of Directors of Potlatch shall, in its discretion, establish the Record Date and the Distribution Date and all appropriate procedures in connection with the Distribution. The Board of Directors of Potlatch also shall have the right to adjust the Distribution Ratio at any time prior to the Distribution. The consummation of the transactions provided for in this Article III shall only be effected after the Distribution has been declared by Potlatch’s Board of Directors.

ARTICLE IV

CONVEYANCE INSTRUMENTS

Section 4.1 Delivery of Instruments of Conveyance. In order to effect the transactions contemplated by Article II, the Parties shall execute and deliver, or cause to be executed and delivered, prior to or as of the Distribution, such Contracts, deeds, bills of sale, instruments of assumption, instruments of assignment, stock powers, certificates of title and other instruments of assignment, transfer, assumption and conveyance (collectively, the “Conveyance Instruments”) as the Parties shall reasonably deem necessary or appropriate to effect such transactions.

Section 4.2 Delivery of Other Agreements. Prior to or as of the Distribution, the Parties shall execute and deliver, or shall cause to be executed and delivered, each of the Ancillary Agreements.

ARTICLE V

NO REPRESENTATIONS AND WARRANTIES

Section 5.1 No Potlatch Group Representations or Warranties. Except as expressly set forth herein or in any Ancillary Agreement, the Potlatch Group does not represent or warrant in any way (i) as to the value or freedom from encumbrance of, or any other matter concerning, any of the Pulp-Based Business, the Pulp-Based Business Assets, the Pulp-Based Business Liabilities or the Specified Potlatch Liabilities or (ii) as to the legal sufficiency to convey title to any of the Pulp-Based Business Assets on the execution, delivery and filing of the Conveyance Instruments. ALL SUCH TRANSFERRED ASSETS ARE BEING TRANSFERRED ON AN “AS IS, WHERE IS” BASIS WITHOUT ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, MARKETABILITY, TITLE, VALUE, FREEDOM FROM ENCUMBRANCE OR ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, and the Clearwater Group shall bear the economic and legal risks that any conveyances of such Assets shall prove to be insufficient or that the Clearwater Group’s title to any such Assets shall be other than good and marketable and free of encumbrances. Except as expressly set forth in this Agreement or in any Ancillary Agreement, the Potlatch Group does not represent or warrant that the obtaining of the Consents or Governmental Approvals, the execution and delivery of any mandatory agreements or the making of the filings and applications contemplated by this Agreement shall satisfy the provisions of all applicable agreements or the requirements of all applicable Laws or judgments and the Clearwater Group shall bear the economic and legal risk that any necessary Consents or Governmental Approvals are not obtained or that any requirements of Law or judgments are not complied with. The Clearwater Group waives compliance with any applicable bulk sales Law or any similar Law in any applicable jurisdiction in respect of the transactions contemplated by this Agreement.

Section 5.2 No Clearwater Representations or Warranties. Except as expressly set forth herein or in any Ancillary Agreement, the Clearwater Group does not represent or warrant in any way (i) as to the value or freedom from encumbrance of, or any other matter concerning, any of the Retained Business, the Retained Business Assets or the Retained Business Liabilities, or (ii) as to the legal sufficiency to convey title to any of the Retained Business Assets on the execution, delivery and filing of the Conveyance Instruments. ALL SUCH TRANSFERRED ASSETS ARE BEING TRANSFERRED ON AN “AS IS, WHERE IS” BASIS WITHOUT ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, MARKETABILITY, TITLE, VALUE, FREEDOM FROM ENCUMBRANCE OR ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, and the Potlatch Group shall bear the economic and legal risks that any conveyances of such Assets shall prove to be insufficient or that the Potlatch Group’s title to any such Assets shall be other than good and marketable and free of encumbrances. Except as expressly set forth in this Agreement or in any Ancillary Agreement, the Clearwater Group does not represent or warrant that the obtaining of the Consents or Governmental Approvals, the execution and delivery of any mandatory agreements or the making of the filings and applications contemplated by this Agreement shall satisfy the provisions of all applicable agreements or the requirements of all applicable Laws or judgments and the Potlatch Group shall bear the economic and legal risk that any necessary Consents or Governmental Approvals are not obtained or that any requirements of Law or judgments are not complied with. The Potlatch Group waives compliance with any applicable bulk sales Law or any similar Law in any applicable jurisdiction in respect of the transactions contemplated by this Agreement.

ARTICLE VI

COVENANTS

Section 6.1 Material Governmental Approvals. The Parties will use commercially reasonable efforts to obtain any material Governmental Approvals required by the transactions contemplated by this Agreement.

Section 6.2 Non-Assignable Contracts.

(a) If and to the extent that any member of the Potlatch Group is unable to obtain any Consent necessary for the Transfer of any Contract or other rights relating to the Pulp-Based Business that would otherwise be Transferred to a member of the Clearwater Group as contemplated by this Agreement or any other agreement or document contemplated hereby, (i) such member of the Potlatch Group shall continue to be bound thereby and the purported Transfer to such member of the Clearwater Group shall automatically be deemed deferred until such time as all legal impediments are removed and all necessary Consents have been obtained, and (ii) unless not permitted by the terms thereof or by Law, the Clearwater Group shall pay, perform and discharge fully all of the obligations of the Potlatch Group thereunder from and after the Distribution, or such earlier time as such Transfer would otherwise have taken place, and indemnify the Potlatch Group for all Losses arising out of such performance by such member of the Clearwater Group. The Potlatch Group shall, without further consideration therefor, pay and remit to the applicable member of the Clearwater Group promptly all monies, rights and other considerations received in respect of such performance. The Potlatch Group shall exercise or exploit their rights and options under all such Contracts and other rights, agreements and documents referred to in this Section 6.2(a) only as reasonably directed by Clearwater and at Clearwater’s expense. If and when any such Consent shall be obtained or such Contract or other right shall otherwise become Transferable or be able to be novated, the Potlatch Group shall promptly Transfer and novate (to the extent permissible) all of their rights and obligations thereunder to the applicable member of the Clearwater Group without payment of further consideration, and the Clearwater Group shall, without the payment of any further consideration therefor, Assume such rights and obligations. To the extent that the Transfer of any Contract or other right (or the proceeds thereof) pursuant to this Section 6.2(a) is prohibited by Law or the terms thereof, this Section 6.2(a) shall operate to create a subcontract with the applicable member of the Clearwater Group to perform each relevant Contract or other right at a subcontract price equal to the monies, rights and other considerations received by the Potlatch Group with respect to the performance by such member of the Clearwater Group.

(b) If and to the extent that any member of the Clearwater Group is unable to obtain any Consent necessary for the Transfer of any Contract or other rights relating to the Retained Business that would otherwise be Transferred to such member of the Potlatch Group as contemplated by this Agreement or any other agreement or document contemplated hereby, (i) such member of the Clearwater Group shall continue to be bound thereby and the purported Transfer to such member of the Potlatch Group shall automatically be deemed deferred until such time as all legal impediments are removed and all necessary Consents have been obtained, and (ii) unless not permitted by the terms thereof or by Law, the Potlatch Group shall pay, perform and discharge fully all of the obligations of the Clearwater Group thereunder from and after the Distribution, or such earlier time as such Transfer would otherwise have taken place, and indemnify the Clearwater Group for all Losses arising out of such performance by such member of the Potlatch Group. The Clearwater Group shall, without further consideration therefor, pay and remit to the applicable member of the Potlatch Group promptly all monies, rights and other considerations received in respect of such performance. The Clearwater Group shall exercise or exploit their rights and options under all such Contracts and other rights, agreements and documents referred to in this Section 6.2(b) only as reasonably directed by Potlatch and at Potlatch’s expense. If and when any such Consent shall be obtained or such Contract or other right shall otherwise become Transferable or be able to be novated, the Clearwater Group shall promptly Transfer and novate (to the extent permissible) all of their rights and obligations thereunder to the applicable member of the Potlatch Group without payment of further consideration, and the Potlatch Group shall, without the payment of any further consideration therefor, Assume such rights and obligations. To the extent that the Transfer of any Contract or other right (or the proceeds thereof) pursuant to this Section 6.2(b) is prohibited by Law or the terms thereof, this Section 6.2(b) shall operate to create a subcontract with the applicable member of the Potlatch Group to perform each relevant Contract or other right at a subcontract price equal to the monies, rights and other considerations received by the Clearwater Group with respect to the performance by such member of the Potlatch Group.

Section 6.3 Further Assurances.

(a) In addition to the actions specifically provided for elsewhere in this Agreement, each of the Parties shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and Contracts to consummate and make effective the Separation and the Distribution and the other transactions contemplated hereby. Without limiting the generality of the foregoing, each Party shall cooperate with the other Party to execute, deliver and make, or use commercially reasonable efforts to cause to be executed, delivered and made, all instruments (including the Conveyance Instruments), Consents and Governmental Approvals under any permit, license, Contract or Law, and to take all such other actions as such Party may reasonably be requested to take by the other Party from time to time, consistent with the terms of this Agreement, in order to confirm the title of the Clearwater Group and the Potlatch Group to all of the Pulp-Based Business Assets or the Retained Business Assets, respectively, to put the applicable member of the Clearwater Group or the Potlatch Group in actual possession and operating control thereof and to permit the applicable member of the Clearwater Group or the Potlatch Group to exercise all rights with respect thereto and to effectuate the provisions and purposes of this Agreement and the other agreements and documents contemplated hereby or thereby.

(b) If, as a result of mistake or oversight, any Pulp-Based Business Asset or Retained Business Asset is not transferred to the applicable member of the Clearwater Group or the Potlatch Group, respectively, or any Pulp-Based Business Asset or Retained Business Asset is Transferred to (or retained by) any member of the Potlatch Group or the Clearwater Group, respectively, Potlatch and Clearwater shall negotiate in good faith after the Distribution to determine the terms and conditions upon which such Asset shall be made available to a member of the Potlatch Group or to a member of the Clearwater Group, as the case may be. Unless expressly provided to the contrary in this Agreement or any Ancillary Agreement, if, as a result of mistake or oversight, any Pulp-Based Business Liability is Assumed or retained by any member of the Potlatch Group, or any Retained Business Liability is Assumed or retained by any member of the Clearwater Group, Potlatch and Clearwater shall negotiate in good faith after the Distribution to determine whether such Liability should be Assumed by a member of the Potlatch Group or a member of the Clearwater Group, as the case may be, and the terms and conditions upon which any such Liability shall be Assumed.

Section 6.4 Collection of Accounts Receivable.

(a) Following the Distribution and subject to Section 6.2, the Potlatch Group shall be entitled to control all collection actions related to the Retained Business Assets and the Clearwater Group shall be entitled to control all collection actions related to the Pulp-Based Business Assets, in each case including the determination of what actions are necessary or appropriate and when and how to take any such action.

(b) If, after the Distribution, any member of the Clearwater Group shall receive any remittance from any account debtors with respect to the accounts receivable that constitute Retained Business Assets or other amounts due any member of the Potlatch Group in respect of services rendered by any member of the Potlatch Group after the Distribution, or any member of the Potlatch Group shall receive any remittance from any account debtors with respect to the accounts receivable that constitute Pulp-Based Business Assets or other amounts due any member of the Clearwater Group in respect of services rendered by any member of the Clearwater Group after the Distribution, such Party shall receive and deposit such remittance and promptly pay the same to the other Party.

Section 6.5 Registration and Listing. Prior to the Distribution:

(a) Potlatch and Clearwater shall cooperate with respect to the preparation of the registration statement on Form 10, including such amendments or supplements thereto as may be necessary (together, the “Registration Statement”), to effect the registration of the

Clearwater Common Stock under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Registration Statement shall include an information statement to be sent by Potlatch to its stockholders in connection with the Distribution (the “Information Statement”). Potlatch and Clearwater shall use commercially reasonable efforts to cause the Registration Statement to become and remain effective under the Exchange Act as soon as reasonably practicable. As soon as reasonably practicable after the Registration Statement becomes effective, Potlatch shall mail the Information Statement to the holders of Potlatch Common Stock.

(b) The Parties shall use commercially reasonable efforts to take all such action as may be necessary or appropriate under state and foreign securities and “blue sky” laws in connection with the transactions contemplated by this Agreement.

(c) Potlatch and Clearwater shall prepare, and Clearwater shall file and seek to make effective, an application for the listing of the Clearwater Common Stock on the New York Stock Exchange, subject to official notice of issuance. Potlatch shall give NYSE notice of the Record Date in compliance with Rule 10b-17 of the Securities Exchange Act of 1934, as amended.

(d) The Parties shall cooperate in preparing, filing with the SEC and causing to become effective any registration statements or amendments thereto that are necessary or appropriate in order to effect the transactions contemplated hereby.

Section 6.6 No Non-competition. After the Distribution, either Party may, except as otherwise provided in the Ancillary Agreements, (i) engage in the same or similar activities or lines of business as the other Party or (ii) do business, or refrain from doing business, with any potential or actual supplier or customer of the other Party.

Section 6.7 Use of Potlatch Name.

(a) Potlatch hereby grants to Clearwater a limited, nonexclusive, worldwide, fully paid-up license during the period beginning on the Distribution Date and ending six months thereafter, without any right to transfer or sublicense, to use the Potlatch Name anywhere in the world for informational purposes only, otherwise than as a mark, solely to refer to and identify the Pulp-Based Business as “formerly known as Potlatch” or “formerly known as Potlatch Forest Products Corporation.” These phrases shall be used only as subscripts to the Clearwater name. The subscripts shall be in plain block or typed letters no greater than one third the size of the Clearwater name or mark. Without limitation, Clearwater shall not use the Potlatch logo in the subscripts. Prior to use of the subscripts, Clearwater shall submit representative specimens thereof to Potlatch for prior written approval, not to be unreasonably withheld. Potlatch reserves the right of simultaneous uses of the Potlatch Name anywhere in the world by Potlatch and its Affiliates, for any purpose. Clearwater’s rights with respect to use of the Potlatch Name are limited to those expressly granted in this Section 6.7(a), Section 6.7(b) or in any Ancillary Agreement, and Clearwater may not use any other trademarks or names of Potlatch or its Affiliates without prior written approval of Potlatch. Clearwater shall not use the Potlatch Name in any manner that indicates, suggests or implies that Clearwater is then affiliated in any manner with Potlatch or any of its Affiliates, that the Pulp-Based Business is then a business or operation of Potlatch or any of its Affiliates or that the products or services of the Pulp-Based Business are then a product or service of Potlatch or any of its Affiliates. During the permitted period of use of the foregoing subscripts under this Section 6.7(a), Clearwater agrees to maintain the current level of quality of the products, goods and services for which the Potlatch Name is now used. Clearwater recognizes and agrees that all permitted uses of the Potlatch Name by Clearwater, and all resultant goodwill associated with the Potlatch Name, will at all times inure solely to the benefit of Potlatch. Clearwater will not register or use any trademark that is confusingly similar to the Potlatch Name. Clearwater will make no use of the Potlatch Name as or in any domain name, trading names or company names, or parts thereof, of Clearwater, except as specifically permitted hereby or in any Ancillary Agreement. Clearwater may not and will not institute or prosecute any Action with respect to the Potlatch Name.

(b) No later than six months after the Distribution Date, Clearwater shall remove (or, if necessary, on an interim basis cover up) any and all exterior and interior signs and identifiers on the Pulp-Based Business that refer or pertain to any member of the Potlatch Group or the Retained Business. After such period, (i) the Clearwater Group shall not use or display the Potlatch Name, or any variations thereof, or other service marks, trademarks, any trade names, domain names, logos or identifiers using any of such names or otherwise owned by or licensed to any member of the Potlatch Group except as expressly permitted in Section 6.7(a) or in any Ancillary Agreement, and (ii) the Potlatch Group shall not use or display the name “Clearwater Paper” or any variations thereof, or other service marks, trademarks, trade names, domain names, logos or identifiers using any of such names or otherwise owned by or licensed to any member of the Clearwater Group that have not been assigned or licensed to a member of the Potlatch Group, without the prior written consent of the other Party; provided, however, that notwithstanding the foregoing, (i) nothing contained in this Agreement shall prevent either Party from using the other’s name in any fair use, otherwise than as a mark, or in public filings with Governmental Entities, materials intended for distribution to either Party’s stockholders or any other communication in any medium that describes the relationship between the Parties, including materials distributed to employees relating to the matters covered by the Employee Matters Agreement and (ii) Clearwater may, without modification, use inventory, product literature and sales literature in existence as of the Distribution Date until the earlier of the exhaustion of such materials or the date that is six months after the Distribution Date.

Section 6.8 Exempt Facilities.

(a) With respect to those facilities of Potlatch or Clearwater (the “Exempt Facilities”) that were financed or refinanced through the issuance of bonds (the “Bonds”), the interest on which is excluded from gross income of the holder under section 103(a) of the Code or any predecessor provisions, Clearwater hereby represents, certifies and covenants that there will be no action, or failure to act, by Clearwater that would adversely effect the exclusion from gross income of interest on the Bonds for U.S. federal income Tax purposes.

(b) Without limiting Section 6.8(a), Clearwater certifies, represents, and covenants that so long as any Bonds remain outstanding:

(i) the Exempt Facilities will continue to be used for the collection, storage, treatment, utilization, processing, or final disposal of material of a type that, on the date of issuance of the Bonds financing the Exempt Facilities, was useless, unused, unwanted or discarded solid material which had no market value at the place where it was located;

(ii) at least 65%, by weight or volume, of the materials utilized or processed at the Exempt Facilities will be of a type which on the date of issuance of the Bonds financing the Exempt Facilities was useless, unused, unwanted, or discarded solid material which had no market or other value at the place where it is located; and

(iii) Clearwater will maintain adequate records documenting its compliance with this Section 6.8 and will annually provide to Potlatch a written certification of its continued compliance.

ARTICLE VII

CONDITIONS TO THE DISTRIBUTION

The obligation of Potlatch to effect the Distribution is subject to the satisfaction or the waiver by Potlatch of each of the following conditions:

Section 7.1 Approval by Potlatch Board of Directors. This Agreement and the transactions contemplated hereby, including the declaration of the Distribution, shall have been duly approved by the Board of Directors of Potlatch.

Section 7.2 Receipt of IRS Private Letter Ruling and Opinion. Potlatch shall have received a ruling from the IRS which shall not have been rescinded, substantially to the effect that the Separation will qualify as a tax-free reorganization and distribution for federal income tax purposes under Section 368(a)(1)(D) and Section 355 of the Code and the Distribution will qualify as a tax-free distribution for federal income tax purposes under Section 355 of the Code, and that no income, gain or loss will be recognized by Potlatch, Clearwater or their respective stockholders (other than with respect to cash received in lieu of fractional shares) upon the Separation or the Distribution. In addition, Potlatch shall have received an opinion of its tax counsel that the Distribution was motivated by a valid business purpose and the Distribution does not constitute a “device” for the distribution of Potlatch’s or Clearwater’s earnings and profits for U.S. federal income tax purposes.

Section 7.3 Compliance with State and Foreign Securities and “Blue Sky” Laws. The Parties shall have taken all such action as may be necessary or appropriate under state and foreign securities and “blue sky” Laws in connection with the Distribution.

Section 7.4 SEC Filings and Approvals. The Parties shall have prepared and Clearwater shall, to the extent required under applicable Law, have filed with the SEC any such documentation that Potlatch reasonably determines are necessary or desirable to effectuate the Distribution, and each Party shall have obtained all necessary approvals from the SEC.

Section 7.5 Effectiveness of Registration Statement; No Stop Order. The Registration Statement shall have been declared effective by the SEC, and no stop order suspending the effectiveness of the Registration Statement shall have been initiated or, to the knowledge of either of the Parties, threatened by the SEC.

Section 7.6 Dissemination of Information to Potlatch Stockholders. Prior to the Distribution, the Parties shall have prepared and mailed to the holders of Potlatch Common Stock the Information Statement and such other information concerning Clearwater, its business, operations and management, the Distribution and such other matters as Potlatch shall reasonably determine and as may be required by Law.

Section 7.7 Approval of NYSE Listing Application. The Clearwater Common Stock to be distributed in the Distribution shall have been approved for listing on the New York Stock Exchange, subject to official notice of issuance.

Section 7.8 Ancillary Agreements. Each of the Ancillary Agreements shall have been executed and delivered, and each of such agreements shall be in full force and effect.

Section 7.9 Director and Officer Appointments and Resignations. Each of the individuals named in the Information Statement as a director or officer of Clearwater, or as an individual to become a director or officer of Clearwater after the Distribution, shall have been appointed to his or her applicable position with Clearwater, with the effective time of such appointment, as applicable, to take effect at the time described in the Information Statement. Each individual that will become (or remain) an employee of Clearwater or an employee of a member of the Potlatch Group, in each case after the Distribution, shall have resigned or been removed as an officer and as a member of all boards of directors or similar governing bodies of the Potlatch Group and the Clearwater Group, respectively.

Section 7.10 Consents.

(a) All material Governmental Approvals required to permit the consummation of the Distribution shall have been obtained without any conditions being imposed that would have a material adverse effect on Potlatch or Clearwater.

(b) Potlatch shall have obtained all Consents that shall be required in connection with the Separation or the Distribution, except those for which the failure to obtain such Consents would not, in the reasonable opinion of Potlatch, individually or in the aggregate, have a material adverse effect on Potlatch, Clearwater or the consummation of the Separation or Distribution.

Section 7.11 No Actions. No Action shall have been instituted or threatened by or before any Governmental Entity or before any arbitrator to restrain, enjoin or otherwise prevent the Separation or the Distribution or the other transactions contemplated by this Agreement, and no order, injunction, judgment, ruling or decree issued by any court of competent jurisdiction shall be in effect restraining the Separation, the Distribution or such other transactions.

Section 7.12 Consummation of Pre-Distribution Transactions. The transactions contemplated by Article II shall have been consummated.

Section 7.13 No Other Events. No other events or developments shall have occurred that, in the judgment of the Potlatch Board of Directors, would result in the Distribution having a material adverse effect on Potlatch or its stockholders.

Section 7.14 Satisfaction of Conditions. The satisfaction of the foregoing conditions are for the sole benefit of Potlatch and shall not give rise to or create any duty on the part of Potlatch or the Board of Directors of Potlatch to waive or not waive any such condition, to effect the Separation or the Distribution or in any way limit Potlatch’s right to terminate this Agreement pursuant to Section 13.13.

ARTICLE VIII

INSURANCE MATTERS

Section 8.1 Insurance Prior to the Distribution Date. Except as may otherwise be expressly provided in this Article VIII, the Potlatch Group shall not have any Liability whatsoever to the Clearwater Group in connection with the insurance policies and practices of Potlatch in effect at any time prior to the Distribution Date, including in connection with the level or scope of any such insurance, the creditworthiness of any insurance carrier, the terms and conditions of any policy and the adequacy or timeliness of any notice to any insurance carrier with respect to any claim or potential claim or otherwise.

Section 8.2 Ownership of Existing Policies and Programs. Potlatch or one or more members of the Potlatch Group shall continue to own all property damage and business interruption, and liability insurance policies and programs, including, without limitation, primary and excess general liability, executive liability, automobile, workers’ compensation, property damage and business interruption, crime and surety insurance policies, in effect on or before the Distribution Date (collectively, the “Potlatch Policies” and individually, a “Potlatch Policy”); provided, however, that for purposes of this Article VIII, the Subscriber Agreement shall not be deemed to be a “Potlatch Policy.” Subject to the provisions of this Agreement, the Potlatch Group shall retain all of their respective rights, benefits and privileges, if any, under the Potlatch Policies. Nothing contained herein shall be construed to be an attempted Transfer of or a change to any part of the ownership of the Potlatch Policies. With respect to any claim under the Potlatch Policies relating to the Pulp-Based Business or the Pulp-Based Business Assets, Potlatch shall have sole responsibility for claims administration and financial administration of such policies and such administration shall be governed solely by the terms of Section 8.5 and Section 8.6. Except as expressly set forth in Section 8.5 and Section 8.6, no member of the Potlatch Group shall have any responsibility for or obligation to any member of the Clearwater Group under the Potlatch Policies relating to property damage and business interruption or liability or workers compensation matters for any period, whether prior to, on or after the Distribution Date.

Section 8.3 Maintenance of Insurance for Clearwater. Until the Distribution, Potlatch will maintain in full force and effect its existing insurance to the extent that it applies to the Pulp-Based Business or the Pulp-Based Business Assets.

Section 8.4 Acquisition and Maintenance of Post-Distribution Insurance by Clearwater. Commencing on and as of the Distribution, Clearwater shall be responsible for establishing and maintaining separate property damage and business interruption and liability insurance policies and programs (including primary and excess general liability, executive liability, automobile, workers’ compensation, unemployment, property damage and business interruption, crime, surety and other insurance) for activities and claims involving any member of the Clearwater Group. Each member of the Clearwater Group, as appropriate, shall be responsible for all administrative and financial matters relating to insurance policies established and maintained by the members of the Clearwater Group for claims involving any member of the Clearwater Group.

Section 8.5 Property Damage and Business Interruption Insurance Claims Administration for Pre-Distribution Losses. For property damage and business interruption losses related to the Pulp-Based Business Assets or the Pulp-Based Business occurring prior to the Distribution Date, Potlatch shall have the sole right, responsibility and authority to submit and process claims. Any amounts received by Potlatch with respect to any such unresolved claims that are settled subsequent to the Distribution Date shall be paid, net of any deductibles, self-insured retentions, reserves or any combination thereof (for which Clearwater shall be liable), to Clearwater within five business days of receipt thereof by Potlatch.

Section 8.6 Liability and Workers Compensation Insurance Claims Administration for Pre-Distribution Occurrences.

(a) Except as otherwise set forth herein, the Potlatch Group shall have the sole right, responsibility and authority for the administration of all insurance claims, including, but not limited to, comprehensive general liability, directors’ and officers’ liability, employer’s liability and workers’ compensation claims involving pre-Distribution occurrences related to the Pulp-Based Business (collectively, the “Potlatch Administered Claims”).

(b) Upon notification by a member of the Clearwater Group of a Potlatch Administered Claim related to the Pulp-Based Business under one or more of the Potlatch Policies, Potlatch shall cooperate with Clearwater in asserting and pursuing coverage and payment for such claim by the appropriate insurance carrier(s). In asserting and pursuing such coverage and payment, and subject to Section 10.6, Potlatch shall have sole power and authority to make binding decisions, determinations, commitments and stipulations on its own behalf and on behalf of the Clearwater Group.

(c) Consistent with past practices and subject to Section 8.6(a), following the Distribution the Clearwater Group shall assume responsibility for, and shall pay to the appropriate insurance carriers, the Potlatch Group or otherwise, any premiums, retrospectively-rated premiums, defense costs, indemnity payments or uninsured costs arising from any liability or workers compensation losses which are uninsured because of coverage terms or conditions of the policies covering such losses, or other charges (including, but not limited to, deductibles, self-insured retentions, reserves and the like) (collectively, “Insurance Charges”) whenever occurring, which shall become due and payable under the terms and conditions of any applicable Potlatch Policy in respect of any Losses or Actions attributable to pre-Distribution occurrences related to the Pulp-Based Business, whenever becoming known, which Insurance Charges are known or become known prior to, on or after the Distribution Date. To the extent that the terms of any applicable Potlatch Policy provide that any member of the Potlatch Group shall have an obligation to pay or guarantee the payment of any such Insurance Charges, Potlatch shall be entitled to demand that Clearwater make such payment directly to the Person or entity entitled thereto. In connection with any such demand, Potlatch shall submit to Clearwater a copy of any invoice or listing of claims received by Potlatch pertaining to such Insurance Charges together with appropriate supporting documentation. In the event that Clearwater fails to pay any such Insurance Charges when due and payable, whether at the request of the Person entitled to payment or upon demand by Potlatch, the Potlatch Group may (but shall not be required to) pay such insurance charges for and on behalf of the Clearwater Group and, thereafter, Clearwater shall promptly reimburse Potlatch for such payment.

Section 8.7 Non-Waiver of Rights to Coverage; Subrogation. An insurance carrier that would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto, or, solely by virtue of the provisions of this Agreement, have any subrogation rights with respect thereto. To the fullest extent permitted by law, each of the parties hereto hereby contractually waives any and all rights of insurer subrogation under all pertinent policies with respect to the matters covered by this Agreement, and shall exercise commercially reasonable efforts to ensure such waiver of subrogation with respect to each of their respective insurers and all such pertinent policies. No insurance carrier or any third party shall be entitled to a benefit (i.e., a benefit they would not be entitled to receive had no Distribution occurred or in the absence of the provisions of this Agreement) by virtue of the provisions hereof. For the avoidance of doubt, no provision of this Agreement is intended or shall be construed in any way to prejudice or limit insurance coverage under any applicable policy of insurance or reinsurance.

Section 8.8 Scope of Affected Policies of Insurance. The provisions of this Article VIII relate solely to matters involving property damage and business interruption, and liability insurance policies and programs, including, without limitation, primary and excess general liability, executive liability, automobile, workers’ compensation, property damage and business interruption, crime and surety insurance policies, and shall not be construed to affect any obligation of or impose any obligation on the Parties with respect to any life, health and accident, dental or medical or any other insurance policies applicable to any of the officers, directors, employees or other representatives of the Parties or their Affiliates.

ARTICLE IX

EXPENSES

Section 9.1 Allocation of Expenses. Except as otherwise provided in this Agreement or any other agreement contemplated hereby, (a) all fees, expenses and other costs relating to the Separation or the Distribution that are incurred prior to the Distribution Date shall be allocated in accordance with the Parties’ allocation methodology prior to the date hereof, and (b) all fees, expenses and other costs relating to the Separation or the Distribution that are incurred after the Distribution Date shall be paid by the Party incurring such expenses. Without limiting the foregoing and for the sake of clarity, the Parties expect that all fees, expenses and other costs associated with the Credit Facility that are incurred prior to the Distribution Date shall be subject to Section 9.1(a).

ARTICLE X

INDEMNIFICATION

Section 10.1 Release of Pre-Distribution Claims.

(a) Except as provided in Section 10.1(b) and except for any matter for which any Person is entitled to indemnification or contribution pursuant to this Article X, effective as of the Distribution Date, each Party does hereby, on behalf of itself and, to the extent of its power and authority, its Subsidiaries, Affiliates and Related Persons, release and forever discharge the other Party, its Subsidiaries, Affiliates and Related Persons, from any and all Liabilities whatsoever, whether at Law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Distribution Date, including in connection with the transactions and all other activities to implement the Distribution.

(b) Nothing contained in Section 10.1(a) shall impair any right of any Person identified in Section 10.1(a) to enforce this Agreement, any Ancillary Agreement or any Shared Contract, in each case in accordance with its terms. Nothing contained in Section 10.1(a) shall release any Party from indemnifying any Related Person of another Party, its Subsidiaries or Affiliates, who was a Related Person of the first Party, its Subsidiaries or Affiliates on or prior to the Distribution Date and entitled to such indemnification pursuant to obligations existing prior to the Distribution Date. Nothing contained in Section 10.1(a) shall release or discharge any rights or claims that either Party, its Subsidiaries, Affiliates or its Related Person may have against any Related Person of the other Party as a result of any Knowing Violation of Law or fraud by such Related Person. Nothing contained in Section 10.1(a) shall release any Person from:

(i) any Liability that is Assumed, retained or allocated to a Party, its Subsidiaries or Affiliates in accordance with this Agreement or any Ancillary Agreement;

(ii) any Liability for the sale, lease or receipt of goods, property or services purchased, obtained or used in the ordinary course of business by a member of one Group or its Related Persons from a member of the other Group or its Related Persons prior to the Distribution Date;

(iii) any Liability the release of which would result in the release of any Person other than a Person released pursuant to Section 10.1(a); provided, however, that each Party agrees not to bring suit against the other Party or any Subsidiary, Affiliate or Related Person of such other Party with respect to any such Liability; or

(iv) any Liability that any Indemnified Party may have with respect to indemnification or contribution pursuant to this Agreement for claims brought against the Parties or their respective Subsidiaries or Affiliates by third Persons, which Liability shall be governed by the provisions of this Article X and, if applicable, the appropriate provisions of the Ancillary Agreements.

(c) Neither Party shall make, nor permit any of its Subsidiaries or Affiliates to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or indemnification, against the other Party, or any other Person released pursuant to Section 10.1(a), with respect to any Liability released pursuant to Section 10.1(a).

(d) If any Subsidiary, Affiliate or Related Person of a Party initiates an Action with respect to claims released by Section 10.1(a), the Party with which such Person is associated shall indemnify the other Party against Expenses or Losses suffered or incurred in connection with such Action in accordance with the provisions set forth in this Article X.

(e) It is the intent of each of the Parties by virtue of the provisions of this Section 10.1 to provide for a full and complete release and discharge of all Liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed on or before the Distribution Date, between the Parties (including any Intercompany Agreements), except as expressly set forth in Section 10.1(b). At any time, at the reasonable request of either Party, the other Party shall execute and deliver releases reflecting the provisions hereof in such form as the requesting Party may reasonably request.

Section 10.2 Indemnification by Clearwater. Except as provided in Section 10.5 and except as expressly provided in any Conveyance Instrument or the Employee Matters Agreement, from and after the Distribution, Clearwater shall, and shall cause each of the other members of the Clearwater Group to, indemnify, defend and hold harmless the members of the Potlatch Group, each of their Related Persons and their respective successors and assigns (collectively, the “Potlatch Indemnified Parties”), from and against any and all Expenses or Losses incurred or suffered by one or more of the Potlatch Indemnified Parties, in connection with, relating to, arising out of or due to, directly or indirectly, any of the following items (in each case, regardless of when or where the loss, claim, accident, occurrence, event or happening giving rise to the Expense or Loss took place, or whether any such loss, claim, accident, occurrence, event or happening is known or unknown, or reported or unreported):

(a) the operation of the Pulp-Based Business and Pulp-Based Business Assets;

(b) the Pulp-Based Business Liabilities;

(c) the Specified Potlatch Liabilities;

(d) the breach by any member of the Clearwater Group of any covenant or agreement set forth in this Agreement, any Conveyance Instrument or the Employee Matters Agreement;

(e) any claim that the information relating to Clearwater included in the Registration Statement or the Information Statement is or was false or misleading with respect to any material fact or omits or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 10.3 Indemnification by Potlatch. Except as provided in Section 10.5 and except as expressly provided in any Conveyance Instrument or the Employee Matters Agreement, from and after the Distribution, Potlatch shall, and shall cause each of the other members of the Potlatch Group to, indemnify, defend and hold harmless the members of the Clearwater Group, each of their Related Persons and their respective successors and assigns (collectively, the “Clearwater Indemnified Parties”), from and against any and all Expenses or

Losses incurred or suffered by one or more of the Clearwater Indemnified Parties in connection with, relating to, arising out of or due to, directly or indirectly, any of the following items (in each case, regardless of when or where the loss, claim, accident, occurrence, event or happening giving rise to the Expense or Loss took place, or whether any such loss, claim, accident, occurrence, event or happening is known or unknown, or reported or unreported):

(a) the operation of the Retained Business and Retained Business Assets;

(b) the Retained Business Liabilities;

(c) the breach by any member of the Potlatch Group of any covenant or agreement set forth in this Agreement, any Conveyance Instrument or the Employee Matters Agreement;

(d) any claim that the information, other than information relating to Clearwater, included in the Registration Statement or the Information Statement is or was false or misleading with respect to any material fact or omits or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 10.4 Applicability of and Limitation on Indemnification. EXCEPT AS EXPRESSLY PROVIDED HEREIN, THE INDEMNITY OBLIGATION UNDER THIS ARTICLE X SHALL APPLY NOTWITHSTANDING ANY INVESTIGATION MADE BY OR ON BEHALF OF ANY INDEMNIFIED PARTY AND SHALL APPLY WITHOUT REGARD TO WHETHER THE LOSS, LIABILITY, CLAIM, DAMAGE, COST OR EXPENSE FOR WHICH INDEMNITY IS CLAIMED HEREUNDER IS BASED ON STRICT LIABILITY, ABSOLUTE LIABILITY, ANY OTHER THEORY OF LIABILITY OR ARISES AS AN OBLIGATION FOR CONTRIBUTION.

Section 10.5 Adjustment of Indemnifiable Losses.

(a) The amount that any Party or any of the members of such Party’s Group (an “Indemnifying Party”) is required to pay to any Person entitled to indemnification hereunder (an “Indemnified Party”) shall be reduced by any insurance proceeds and other amounts actually recovered by or on behalf of such Indemnified Party in reduction of the related Expense or Loss. If an Indemnified Party receives a payment (an “Indemnity Payment”) required by this Agreement from an Indemnifying Party in respect of any Expense or Loss and subsequently actually receives insurance proceeds or other amounts in respect of such Expense or Loss, then such Indemnified Party shall pay to the Indemnifying Party a sum equal to the lesser of (1) the amount of such insurance proceeds or other amounts actually received or (2) the amount of Indemnity Payments actually received previously.

(b) An insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto, or, solely by virtue of the indemnification provisions hereof, have any subrogation rights with respect thereto, it being expressly understood and agreed that no insurer or any other third party shall be entitled to a “windfall” (i.e., a benefit he or she would not be entitled to receive in the absence of the indemnification provisions) by virtue of the indemnification provisions hereof.

(c) Indemnity Payments (i) shall not be increased to take into account any tax costs incurred by the Indemnified Party arising from any Indemnity Payments from the Indemnifying Party and (ii) shall not be reduced to take into account any tax benefit received by the Indemnified Party arising from the incurrence or payment of any Indemnity Payment.

Section 10.6 Procedures for Indemnification of Third Party Claims.

(a) If any third Person shall make any claim or commence any Action (collectively, a “Third Party Claim”) against any one or more of the Indemnified Parties with respect to which an Indemnified Party intends to make any claim for indemnification against any member of the Clearwater Group under Section 10.2 or against any member of the Potlatch Group under Section 10.3, such Indemnified Party shall promptly give written notice to the Indemnifying Party describing such Third Party Claim in reasonable detail. Notwithstanding the foregoing, the failure of any Indemnified Party to provide notice in accordance with this Section 10.6(a) shall not relieve the related Indemnifying Party of its obligations under this Article X, except to the extent (and only to the extent) that such Indemnifying Party is actually prejudiced by such failure to provide notice.

(b) Subject to the following provisions of this Section 10.6(b), the Indemnifying Party shall have 30 days after receipt of the notice referred to in Section 10.6(a) to notify the Indemnified Party in writing that it elects to conduct and control the defense of such Third Party Claim, provided that such written notice must contain an express obligation and acknowledgement by the Indemnifying Party that the Indemnified Party will be indemnified and held harmless hereunder with respect to the full amount of all Expenses or Losses the Indemnified Party may suffer arising out of or relating to such Third Party Claim. If the Indemnifying Party does not give the foregoing notice or if the Third Party Claim involves or relates to matters that are described in subsection (i) of the proviso to the immediately following sentence, the Indemnified Party shall have the right to defend, contest, settle or compromise such Third Party Claim in the exercise of its exclusive discretion, subject to the provisions of Section 10.6(c) and Section 10.6(f), and the Indemnifying Party shall, upon request from the Indemnified Party and to the extent required under this Article X, promptly pay to such Indemnified Party in accordance with the other terms of this Section 10.6(b) the amount of any Expense or Loss resulting from the Indemnified Party’s liability to the third Person claimant. If the Indemnifying Party gives the foregoing notice, the Indemnifying Party shall have the right to undertake, conduct and control, through counsel reasonably acceptable to the Indemnified Party, and at the Indemnifying Party’s sole expense, the conduct and settlement of such Third Party Claim, and the Indemnified Party shall cooperate with the Indemnifying Party in connection therewith; provided, however, that (i) in no event, without the Indemnified Party’s prior written consent (not to be unreasonably withheld or delayed in the event the Indemnifying Party has insurance coverage applicable to such Third Party Claim), will the Indemnifying Party have the right to undertake, conduct and control such Third Party Claim (or the settlement thereof) if such Third Party Claim (A) involves any Action by any Governmental Entity or (B) relates to any environmental Law; and (ii) the Indemnifying Party shall permit the Indemnified Party and counsel chosen by the Indemnified Party and reasonably acceptable to the Indemnifying Party to monitor such conduct or settlement and shall provide the Indemnified Party and such counsel with such information regarding such Third Party Claim as either of them may reasonably request (which request may be general or specific), but the fees and expenses of such counsel chosen by the Indemnified Party shall be borne by the Indemnified Party unless (A) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel or (B) the named parties to any such Third Party Claim include the Indemnified Party and the Indemnifying Party and in the reasonable opinion of counsel to the Indemnified Party representation of both parties by the same counsel would be inappropriate due to actual or likely conflicts of interest between them, in either of which cases the reasonable fees and disbursements of counsel for such Indemnified Party shall be paid by the Indemnifying Party. Subject to the following sentence, in no event shall the Indemnifying Party settle or compromise any Third Party Claim or consent to the entry of any judgment with respect to a Third Party Claim without the prior written consent of the Indemnified Party, such consent not to be unreasonably withheld or delayed; provided, however, that the Indemnified Party shall not be deemed to have unreasonably withheld consent to any settlement or comprise if such settlement or compromise would (w) result in any lien, encumbrance or other adverse charge to thereafter attach to any asset of any Indemnified Party, (x) result in any injunction against any Indemnified Party, (y) result in or include any acknowledgement, stipulation or statement of a violation of Law by any Indemnified Party, or (z) not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party a complete release from all Liability in respect of such claim. Notwithstanding the foregoing sentence, the Indemnifying Party may settle or compromise a Third Party Claim without the prior written consent of the Indemnified Party if such settlement or compromise (i) involves solely a cash settlement payment that is satisfied and paid entirely by the Indemnifying Party and (ii) includes as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party a complete release from all Liability in respect of such Third Party Claim.

(c) If the Indemnifying Party shall not have undertaken the conduct and control of the defense of any Third Party Claim as provided above, the Indemnifying Party shall nevertheless be entitled through counsel chosen by the Indemnifying Party and reasonably acceptable to the Indemnified Party to monitor the conduct or settlement of such claim by the Indemnified Party, and the Indemnified Party shall provide the Indemnifying Party and such counsel with such information regarding such Third Party Claim as either of them may reasonably request (which request may be general or specific), but all costs and expenses incurred in connection with such monitoring shall be borne by the Indemnifying Party.

(d) So long as the Indemnifying Party is contesting any such Third Party Claim in its reasonable good faith judgment, the Indemnified Party shall not pay or settle any such Third Party Claim. Notwithstanding the foregoing, the Indemnified Party shall have the right to pay or settle any such Third Party Claim; provided, however, that in such event the Indemnified Party shall waive any right to indemnity therefor by the Indemnifying Party, and no amount in respect thereof shall be claimed as an Expense or a Loss under this Article X.

(e) If the Indemnified Party determines in its reasonable good faith judgment that the Indemnifying Party is not defending such Third Party Claim in good faith, the Indemnified Party shall have the right to undertake control of the defense of such Third Party Claim upon five days’ written notice to the Indemnifying Party and thereafter to defend, contest, settle or compromise such Third Party Claim in the exercise of its exclusive discretion, subject to Section 10.6(f).

(f) If the Indemnified Party shall have undertaken the conduct and control of the defense of any Third Party Claim as provided above, the Indemnified Party may make settlement (including payment in full) of such Third Party Claim; provided, however, if the Indemnified Party makes such settlement without the written consent of the Indemnifying Party, such settlement shall not be dispositive of whether such Third Party Claim (or any part thereof) is subject to indemnification under this Article X or the extent of the Expense or Loss indemnifiable under this Article X arising from such Third Party Claim (or part thereof).

Section 10.7 Procedures for Indemnification of Direct Claims. Any claim for indemnification by an Indemnified Party against the Indemnifying Party that does not result from a Third Party Claim shall be asserted by written notice from the Indemnified Party to the Indemnifying Party. Such Indemnifying Party shall have a period of 45 days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such 45-day period, such Indemnifying Party shall be deemed to have accepted responsibility to provide the indemnity claimed and shall have no further right to contest the validity of such claim. If such Indemnifying Party does respond within such 45-day period and rejects such claim in whole or in part, such Indemnified Party shall be free to pursue resolution as provided in Article XI.

Section 10.8 Contribution. If the indemnification provided for in this Article X is unavailable to an Indemnified Party in respect of any Expense or Loss arising out of or related to information contained in the Registration Statement or the Information Statement, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Expense or Loss in such proportion as is appropriate to reflect the relative fault of the Clearwater Indemnified Parties, on the one hand, or the Potlatch Indemnified Parties, on the other hand, in connection with the statements or omissions that resulted in such Expense or Loss. The relative fault of any Clearwater Indemnified Party, on the one hand, and of any Potlatch Indemnified Party, on the other hand, shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission of a material fact relates to Clearwater, on the one hand, or does not relate to Clearwater, on the other hand.

Section 10.9 Remedies Cumulative. The remedies provided in this Article X shall be cumulative and, subject to the provisions of Article XI, shall not preclude assertion by an Indemnified Party of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

Section 10.10 Survival. All covenants and agreements of the Parties contained in this Agreement relating to indemnification shall survive the Distribution Date indefinitely, unless a specific survival or other applicable period is expressly set forth herein.

ARTICLE XI

DISPUTE RESOLUTION

Section 11.1 Escalation and Mediation.

(a) The Parties agree to use commercially reasonable efforts to resolve expeditiously any dispute, controversy or claim between them with respect to any matter covered hereby that may arise from time to time on a mutually acceptable negotiated basis. In furtherance of the foregoing, any Party involved in such a dispute, controversy or claim may deliver a notice (an “Escalation Notice”) demanding an in-person meeting involving representatives of the Parties at a senior level of management of the Parties (or if the Parties agree, of the appropriate business unit or division within such entity). A copy of any such Escalation Notice shall be given to the General Counsel, or like officer or official, of each Party involved in the dispute, controversy or claim (which copy shall state that it is an Escalation Notice pursuant to this Agreement). Any agenda, location or procedures for such discussions or negotiations between the Parties may be established by the Parties from time to time; provided, however, that the Parties shall use commercially reasonable efforts to meet within 30 days of the Escalation Notice.

(b) The Parties may agree to retain a mediator, acceptable to both Parties, to aid the Parties in their discussions and negotiations by informally providing advice to the Parties. Any opinion expressed by the mediator shall be strictly advisory and shall not be binding on the Parties, nor shall any opinion expressed by the mediator be admissible in any action or proceeding. The mediator shall be selected by the Party that did not deliver the applicable Escalation Notice from the list of individuals to be supplied to the Parties by JAMS/Endispute, the American Arbitration Association or such entity mutually agreeable to the Parties. Costs of the mediator shall be borne equally by the Parties involved in the matter, and each Party shall otherwise be responsible for its own expenses.

Section 11.2 Continuity of Service and Performance. Unless otherwise agreed in writing, the Parties will continue to provide service and honor all other commitments under this Agreement and each Ancillary Agreement during the course of dispute resolution pursuant to the provisions of this Article XI with respect to all matters not subject to such dispute, controversy or claim.

Section 11.3 Choice of Forum. Any mediation hereunder shall take place in Spokane, Washington, unless otherwise agreed in writing by the Parties.

Section 11.4 Ability to Pursue Other Legal Remedies. For the avoidance of doubt, nothing in this Article XI shall prevent any Party from pursuing any and all remedies available to it in connection with a dispute relating to this Agreement or any of the Ancillary Agreements.

ARTICLE XII

ACCESS TO INFORMATION AND SERVICES

Section 12.1 Agreement for Exchange of Information.

(a) At all times from and after the Distribution Date, as soon as reasonably practicable after written request: (i) the Potlatch Group shall at Clearwater’s expense afford to Clearwater, its Subsidiaries and their authorized accountants, counsel and other designated representatives reasonable access during normal business hours to, and provide copies of, all records, books, contracts, instruments, data, documents and other information (collectively,

“Information”) in the possession or under the control of the Potlatch Group following the Distribution Date that relates to the Clearwater Group or the Pulp-Based Business; and (ii) the Clearwater Group shall at Potlatch’s expense afford to Potlatch, its Subsidiaries and their authorized accountants, counsel and other designated representatives reasonable access during normal business hours to, and provide copies of, all Information in the possession or under the control of the Clearwater Group following the Distribution Date that relates to the Potlatch Group or the Retained Business; provided, however, that in the event that either Party determines that any such provision of or access to Information could be commercially detrimental, violate any Law or Contract or waive any attorney-client privilege, the Parties shall take all reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm or consequence.

(b) Either Party may request Information under Section 12.1(a) (i) to comply with reporting, disclosure, filing or other requirements imposed on the requesting party (including under applicable securities or tax Laws) by a Governmental Entity having jurisdiction over the requesting party, (ii) for use in any other judicial, regulatory, administrative, tax or other proceeding or in order to satisfy audit, accounting, claims defense, regulatory filings, litigation, tax or other similar requirements, (iii) for use in compensation, benefit or welfare plan administration or other bona fide business purposes or (iv) to comply with its obligations under this Agreement or any Ancillary Agreement.

Section 12.2 Ownership of Information. Any Information owned by one Party that is provided to a requesting Party pursuant to Section 12.1 shall be deemed to remain the property of the providing Party. Unless specifically set forth herein, nothing contained in this Agreement shall be construed to grant or confer rights of license or otherwise in any such Information.

Section 12.3 Compensation for Providing Information. The Party requesting Information agrees to reimburse the providing Party for the reasonable costs, if any, of creating, gathering and copying such Information, to the extent that such costs are incurred for the benefit of the requesting Party.

Section 12.4 Retention of Records. To facilitate the possible exchange of Information pursuant to this Article XII after the Distribution Date, the Parties agree to use commercially reasonable efforts to retain all Information in their respective possession or control on the Distribution Date in accordance with their respective document retention policies as in effect on the Distribution Date. No Party will destroy, or permit any of its Subsidiaries or Affiliates to destroy, any Information that the other Party may have the right to obtain pursuant to this Agreement except in accordance with the first Party’s document retention policy as in effect on the Distribution Date. If either Party proposes to amend its document retention policy in a manner that relates to the Information or the retention thereof (including the period for retention of any Information), such Party shall notify the other Party in writing of such proposed amendment prior to its adoption and take such actions as the other Party may reasonably request with respect to the Information subject to such amendment.

Section 12.5 Limitation of Liability. No Party shall have any liability to the other Party (i) if any Information exchanged or provided pursuant to this Agreement that is an estimate or forecast, or that is based on an estimate or forecast, is found to be inaccurate, in the absence of gross negligence or willful misconduct by the Party providing such Information, or (ii) if any Information is destroyed after commercially reasonable efforts to comply with the provisions of Section 12.4.

Section 12.6 Production of Witnesses. At all times from and after the Distribution Date, each Party shall use commercially reasonable efforts to make available to the other Party (without cost (other than reimbursement of actual out-of-pocket expenses) to, and upon prior written request of, the other Party) its directors, officers, employees and agents as witnesses to the extent that the same may reasonably be required by the other Party in connection with any Action in which the requesting Party may from time to time be involved with respect to the Pulp-Based Business, the Retained Business or any transactions contemplated hereby.

Section 12.7 Confidentiality.

(a) From and after the Distribution Date, each of the Potlatch Group and the Clearwater Group shall hold, and shall cause their respective directors, officers, employees, agents, consultants, advisors and other representatives to hold, in strict confidence, with at least the same degree of care that applies to the Potlatch Group’s confidential and proprietary information pursuant to policies in effect as of the Distribution Date or such other procedures as may reasonably be adopted by the applicable Party after the Distribution Date, all non-public information concerning or belonging to the other Party or any of its Subsidiaries or Affiliates obtained by it prior to the Distribution Date, accessed by it pursuant to Section 12.1, or furnished to it by the other Party or any of its Subsidiaries or Affiliates pursuant to this Agreement, any Conveyance Instrument or the Employee Matters Agreement, and shall not release or disclose such information to any other Person, except their representatives, who shall be bound by the provisions of this Section 12.7; provided, however, that the Potlatch Group and the Clearwater Group and their respective directors, officers, employees, agents, consultants, advisors and other representatives may disclose such information if, and only to the extent that, (i) a disclosure of such information is compelled by judicial or administrative process or, in the opinion of such Party’s counsel, by other requirements of Law (in which case the disclosing Party will provide, to the extent practicable under the circumstances, advance written notice to the other Party of its intent to make such disclosure), or (ii) such Party can show that such information (A) is published or is or otherwise becomes available to the general public as part of the public domain without breach of this Agreement; (B) has been furnished or made known to the recipient without any obligation to keep it confidential by a third party under circumstances which are not known to the recipient to involve a breach of the third party’s obligations to a Party hereto; or (C) was developed independently of information furnished to the recipient under this Agreement.

(b) Each Party acknowledges that the other Party would not have an adequate remedy at Law for the breach by the acknowledging Party of any one or more of the covenants contained in this Section 12.7 and agrees that, in the event of such breach, the other Party may, in addition to the other remedies that may be available to it, apply to a court for an injunction to prevent breaches of this Section 12.7 and to enforce specifically the terms and provisions of this Section 12.7. Notwithstanding any other section hereof, the provisions of this Section 12.7 shall survive the Distribution Date indefinitely.

Section 12.8 Privileged Matters.

(a) Each of the Potlatch Group and the Clearwater Group agrees to maintain, preserve and assert all privileges, including, without limitation, privileges arising under or relating to the attorney-client relationship (which shall include the attorney-client and work product privileges), not heretofore waived, that relate to the Pulp-Based Business, the Pulp-Based Business Liabilities, the Retained Business or the Retained Business Liabilities for any period prior to the Distribution Date (“Privilege”). Each Party agrees that it shall not waive any Privilege that could be asserted under applicable Law without the prior written consent of the other Party. The rights and obligations created by this Section 12.8 shall apply to all information relating to the Pulp-Based Business, the Pulp-Based Business Liabilities, the Retained Business or the Retained Business Liabilities as to which, but for the Distribution, either Party would have been entitled to assert or did assert the protection of a Privilege (“Privileged Information”), including (i) any and all information generated prior to the Distribution Date but which, after the Distribution, is in the possession of either Party; and (ii) all information generated, received or arising after the Distribution Date that refers to or relates to Privileged Information generated, received or arising prior to the Distribution Date.

(b) Upon receipt by either Party of any subpoena, discovery or other request that may call for the production or disclosure of Privileged Information or if either Party obtains knowledge that any current or former employee of a member of the Potlatch Group or the Clearwater Group has received any subpoena, discovery or other request that may call for the production or disclosure of Privileged Information, such Party shall notify promptly the other Party of the existence of the request and shall provide the other Party a reasonable opportunity to review the information and to assert any rights it may have under this Section 12.8 or otherwise to prevent the production or disclosure of Privileged Information. Each Party agrees that it will not produce or disclose any information that may be covered by a Privilege under this Section 12.8 unless (i) the other Party has provided its written consent to such production or disclosure (which consent shall not be unreasonably withheld), or (ii) a court of competent jurisdiction has entered a final, nonappealable order finding that the information is not entitled to protection under any applicable Privilege. Any costs associated with asserting any Privilege shall be borne by the Party requesting that such Privilege be asserted.

(c) Each Party’s transfer of books and records and other information to the other Party, and each Party’s agreement to permit the other Party to possess Privileged Information existing or generated prior to the Distribution Date, are made in reliance on each Party’s agreement, as set forth in Section 12.7 and Section 12.8, to maintain the confidentiality of Privileged Information and to assert and maintain all applicable Privileges. The access to information being granted pursuant to Section 12.1, the agreement to provide witnesses and individuals pursuant to Section 12.6 and the transfer of Privileged Information pursuant to this Agreement shall not be deemed a waiver of any Privilege that has been or may be asserted under this Section 12.8 or otherwise. Nothing in this Agreement shall operate to reduce, minimize or condition the rights granted to each Party in, or the obligations imposed upon each Party by, this Section 12.8.

ARTICLE XIII

MISCELLANEOUS

Section 13.1 Entire Agreement. This Agreement, the Ancillary Agreements, and the documents delivered pursuant hereto and thereto, constitute the entire agreement between the Parties with respect to the subject matter contained herein or therein, and supersede all prior agreements, negotiations, discussions, understandings, writings and commitments between the Parties with respect to such subject matter.

Section 13.2 Choice of Law. This Agreement shall be governed by and construed and enforced in accordance with the substantive laws of the State of Delaware and the federal laws of the United States of America applicable therein, as though all acts and omissions related hereto occurred in Delaware.

Section 13.3 Amendment. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of the Parties.

Section 13.4 Waiver. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the Party or Parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently given for the purposes of this Agreement if, as to any Party, it is in writing signed by an authorized representative of such Party. The failure of any Party to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, or in any way to affect the validity of this Agreement or any part hereof or the right of any Party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

Section 13.5 Partial Invalidity. Wherever possible, each provision hereof shall be interpreted in such a manner as to be effective and valid under applicable Law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision or provisions shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

Section 13.6 Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by and delivered to each of the Parties.

Section 13.7 Successors and Assigns. This Agreement and each Ancillary Agreement shall be binding upon and inure to the benefit of the Parties hereto and thereto, respectively, and their successors and permitted assigns; provided, however, that the rights and obligations of either Party under this Agreement and each Ancillary Agreement shall not be assignable by such Party without the prior written consent of the other Party. The successors and permitted assigns hereunder shall include, without limitation, any permitted assignee as well as the successors in interest to such permitted assignee (whether by merger, liquidation (including successive mergers or liquidations) or otherwise).

Section 13.8 Third Party Beneficiaries. Except to the extent otherwise provided in Article X or in any Ancillary Agreement, the provisions of this Agreement and each Ancillary Agreement are solely for the benefit of the Parties and their respective Affiliates, successors and permitted assigns and shall not confer upon any third Person any remedy, claim, liability, reimbursement or other right in excess of those existing without reference to this Agreement or any Ancillary Agreement.

Section 13.9 Notices. All notices, requests, claims, demands and other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered (i) when delivered personally, (ii) if transmitted by facsimile when confirmation of transmission is received, (iii) if sent by registered or certified mail, postage prepaid, return receipt requested, on the third business day after mailing or (iv) if sent by private courier when received; and shall be addressed as follows:

If to Potlatch, to:

Potlatch Corporation

601 W. First Avenue, Suite 1600

Spokane, WA 99201

Facsimile:    (509) 835-1561

Attention:    General Counsel

If to Clearwater, to:

Clearwater Paper Corporation

601 W. Riverside Avenue, Suite 1100

Spokane, WA 99201

Facsimile:    [—]

Attention:    General Counsel

or to such other address as such Party may indicate by a notice delivered to the other Party.

Section 13.10 Performance. Each Party shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary or Affiliate of such Party.

Section 13.11 Force Majeure. No Party shall be deemed in default of this Agreement to the extent that any delay or failure in the performance of its obligations under this Agreement results from any cause beyond its reasonable control and without its fault or negligence, including, without limitation, acts of God, acts of civil or military authority, embargoes, epidemics, war, riots, insurrections, fires, explosions, earthquakes, floods, unusually severe weather conditions, labor strikes or work stoppages as a result of labor unrest, unavailability of parts, or, in the case of computer systems, any failure in electrical or air conditioning equipment.

In the event of any such excused delay, the time for performance shall be extended for a period equal to the time lost by reason of the delay.

Section 13.12 No Public Announcement. Neither Potlatch nor Clearwater shall, without the approval of the other, make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that any such Party shall be so obligated by Law or the rules of any stock exchange or quotation system, in which case the other Party shall be advised and the Parties shall use commercially reasonable efforts to cause a mutually agreeable release or announcement to be issued; provided, however, that the foregoing shall not preclude communications or disclosures necessary to implement the provisions of this Agreement or any Ancillary Agreement or to comply with the accounting and SEC disclosure obligations or the rules of any stock exchange.

Section 13.13 Termination. Notwithstanding any provisions hereof, this Agreement may be terminated and the Distribution abandoned at any time prior to the Distribution Date by and in the sole discretion of the Board of Directors of Potlatch without the prior approval of any Person. In the event of such termination, this Agreement shall forthwith become void and no Party shall have any liability to any Person by reason of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, each Party has caused this Agreement to be executed by its authorized representative as of the date first above written.

POTLATCH CORPORATION, a Delaware corporation

By:
Name: Michael J. Covey

CLEARWATER PAPER CORPORATION, a Delaware corporation

By:
Name: Gordon L. Jones